Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CLEAN EARTH ACQUISITIONS CORP.

The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST:             The name of the corporation is CLEAN EARTH ACQUISITIONS CORP.

SECOND:       Article IV of the Certificate of Incorporation is hereby amended by adding the following new paragraph as Section 4.1(a):

a)  Stock Split. Effective upon the filing of this Certificate with the Secretary of State (the “Effective Time”), the Corporation will effect a stock split whereby every one share of issued and outstanding shares of Class B Common Stock shall be converted into 1.33333339 shares of Class B Common Stock, automatically and without any action of the stockholders with respect thereto (the “Stock Split”). From and after the Effective Time, certificates representing shares of Class B Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time, until they are surrendered, shall represent only the right of the holders thereof to receive shares of the split, subdivided and reclassified shares of Class B Common Stock of the Corporation resulting from the Stock Split.

THIRD:           The written amendment effected herein was authorized by the written consent, setting forth the action so taken, of a majority of all of the outstanding shares entitled to vote thereon pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this certificate has been subscribed this 3rd day of February, 2022, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

CLEAN EARTH ACQUISITIONS CORP.

By:	/s/Aaron T. Ratner
Name: Aaron T. Ratner
Title: Chief Executive Officer